As filed with the Securities and Exchange Commission on March 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGA RESOURCES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3701075
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(Address of Principal Executive Offices, Including Zip Code)

TARGA RESOURCES CORP. EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Joe Bob Perkins

Targa Resources Corp.

1000 Louisiana

Suite 4300

Houston, Texas 77002

(713) 584-1000

(Name, Address and Telephone Number of Agent for Service)

copy to:

Christopher S. Collins

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-4788

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	800,000 shares (2)	$26.34 (3)	$21,068,000 (3)	$2122

(1)	Pursuant to Rule 416(a) under the of Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Targa Resources Corp. (the “Company” or the “Registrant”) as may become issuable pursuant to adjustment provisions of the Targa Resources Equity Compensation Plan (formerly known as the Targa Resources Partners Long-Term Incentive Plan), as adopted, assumed, amended, and renamed by the Company, effective as of February 17, 2016 (the “Plan”).
(2)	Represents the number of shares of Common Stock issuable pursuant to the Plan, which was adopted, assumed, and amended by the Registrant in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2015, by and among the Registrant, Spartan Merger Sub LLC (the “Merger Sub”), Targa Resources Partners LP (the “Partnership”), and Targa Resources GP LLC (the “GP”), whereby Merger Sub merged with and into the Partnership, with the Partnership surviving as a subsidiary of the Company (the “Merger”). The Merger closed on February 17, 2016. On February 12, 2008, 1,680,000 common units of the Partnership (the “Units”) were registered by the Partnership on Form S-8 (File No. 333-149200) (the “Partnership S-8”) with respect to a prior version of the Plan (prior to its assumption, adoption and amendment by the Registrant, the “Prior Plan”), and on March 5, 2015, an additional 629,231 Units were registered by the Partnership on a Form S-8 with respect to the Prior Plan. 745,785 shares of Common Stock are now being carried forward from the Partnership S-8 (after applying the exchange ratio of 0.62 set forth in the Merger Agreement relating to the Merger) and are registered hereby. Of the 800,000 shares registered hereby, (a) 326,823 shares have not been issued and are not subject to outstanding awards granted under the Prior Plan, and (b) 418,962 shares are subject to outstanding awards originally made (including replacement awards issued in connection with a prior merger) by the Partnership under the Prior Plan that have been assumed and adopted by the Registrant in connection with, and that continue to be outstanding after, the Merger.
(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price for 800,000 shares of Common Stock being registered hereby is based on a price of $26.34, the average of the high and low trading prices per share of the Common Stock as reported by the New York Stock Exchange on February 29, 2016.

EXPLANATORY NOTE

In connection with the Merger Agreement, the Registrant has, effective as of February 17, 2016, assumed, adopted, and amended the Targa Resources Partners Long-Term Incentive Plan, and has changed the name of such plan to the Targa Resources Equity Compensation Plan (as assumed, adopted and amended, the “Plan”), and has assumed all Partnership obligations associated with the Plan existing prior to its assumption and adoption by the Registrant. The only outstanding awards under the Plan at the time of the Merger and immediately prior to the assumption and adoption of the Plan by the Registrant were performance units and certain phantom units of the Partnership. All such outstanding awards were converted at the effective time of the Merger into comparable awards based on the common stock of the Registrant, which were assumed and adopted by the Registrant and continue to be outstanding and governed by the Plan. The Registrant is filing this Registration Statement on Form S-8 to register 800,000 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-34991), filed with the Commission on February 29, 2016, for the fiscal year ended December 31, 2015, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed by the Registrant with the Commission since December 31, 2015, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The description of the Registrant’s Common Stock included under the caption ““Description of Our Capital Stock” in the prospectus to be filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus constitutes a part of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-169277), initially filed with the Securities and Exchange Commission on September 9, 2010, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, on December 2, 2010, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the Delaware General Corporation Law (the “DGCL”):

•	for any breach of their duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify the Registrant’s directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also permit the Registrant to purchase insurance on behalf of any of its officers, directors, employees or agents or any person who is or was serving at the Registrant’s request as an officer, director, employee or agent of another enterprise for any expense, liability or loss asserted against such person and incurred by any such person in any such capacity, or arising out of that person’s status as such, regardless of whether Delaware law would permit indemnification.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers. The agreements provide that the Registrant will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if the Registrant and the indemnitee are jointly liable in the proceeding, the Registrant will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of the Registrant and the indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that the Registrant will indemnify the indemnitee for monetary damages for actions taken as the Registrant’s director or officer or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in the Registrant’s best interests and, in all other cases, not opposed to the Registrant’s best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The indemnification agreements also provide that the Registrant must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit List of this Registration Statement (unless otherwise indicated therein as being incorporated by reference to another filing of the Registrant).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 17, 2016.

TARGA RESOURCES CORP.

By:	/s/ Matthew J. Meloy
	Name:	Matthew J. Meloy
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Joe Bob Perkins and Matthew J. Meloy, and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities and on this 17th day of February, 2016.

Signature	Capacity

/s/ Joe Bob Perkins	Director and Chief Executive Officer (Principal Executive Officer)
Joe Bob Perkins

/s/ Matthew J. Meloy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Matthew J. Meloy

/s/ John Robert Sparger	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
John Robert Sparger

Signature	Capacity

/s/ James W. Whalen	Executive Chairman and Director
James W. Whalen

/s/ Rene R. Joyce	Director
Rene R. Joyce

/s/ Charles R. Crisp	Director
Charles R. Crisp

/s/ Chris Tong	Director
Chris Tong

/s/ Ershel C. Redd, Jr.	Director
Ershel C. Redd, Jr.

/s/ Laura C. Fulton	Director
Laura C. Fulton

/s/ Waters S. Davis, IV	Director
Waters S. Davis, IV

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Targa Resources Corp. (incorporated by reference to Exhibit 3.1 to Targa Resources Corp.’s Current Report on Form 8-K filed December 16, 2010 (File No. 001-34991)).

4.2	Amended and Restated Bylaws of Targa Resources Corp., as amended through January 12, 2016 (incorporated by reference to Exhibit 3.2 to Targa Resources Corp.’s Current Report on Form 8-K filed December 16, 2010 (File No. 001-34991) and to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 15, 2016).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Targa Resources Corp.’s Registration Statement on Form S-1/A filed November 12, 2010 (File No. 333-169277)).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers L.L.P.

23.2*	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.